[Date]

Name
Address

Re:	Notice of Expiration of Coverage Period - Change of Control Employment Agreement dated June 5, 2008

Dear _______________:

This is to advise you that the coverage period under the Change of Control Employment Agreement (“Agreement”) entered between MDU Resources Group, Inc. and you dated as of June 5, 2008, will not be extended beyond its current expiration date and will expire on June 5, 2013, in accordance with the provisions of Section 1(b) of the Agreement.  If a change of control, as defined in the Agreement, should occur before June 5, 2013, the provisions of the Agreement will apply.  If a change of control, as defined in the Agreement, should occur on or after June 5, 2013, the Agreement will have terminated and the provisions of the Agreement will have no force or effect.

Please contact me if you have any questions.

Sincerely,

Terry D. Hildestad